ARTICLES OF INCORPORATION

OF

GEHL POWER PRODUCTS, INC.

        The undersigned, a natural person of the age of majority, acting as an incorporator for the purpose of forming a South Dakota corporation under Title 47 of the South Dakota Codified Laws, adopts the following Articles of Incorporation for the corporation named herein.

ARTICLE 1

        The name of the corporation is Gehl Power Products, Inc.

ARTICLE 2

        The period of existence of the corporation shall be perpetual.

ARTICLE 3

        The purpose or purposes for which the corporation is organized is to carry on and engage in manufacturing and in any lawful purpose or purposes according to Title 47 of the South Dakota Codified Laws.

ARTICLE 4

        The aggregate number of shares which the corporation shall have authority to issue is Fifty-six Thousand (56,000), consisting of one class only, designated as “Common Stock”, with a par value of One Dollar ($1.00) per share.

ARTICLE 5

        The corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

ARTICLE 6

        Any and all preemptive rights of shareholders to acquire additional shares of the corporation’s Common Stock or securities convertible into such Common Stock or any right to subscribe to or acquire such Common Stock, whether presently or hereafter authorized, are specifically denied.

ARTICLE 7

        The street address of the registered office of the corporation is 900 Ferdig Avenue, Yankton, SD 57078; the name of the registered agent at such address is David L. Ewald who has given his written consent to the appointment as registered agent of the corporation.

ARTICLE 8

        The number of directors constituting the intial board of directors shall be three (3) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify are as follows:

William D. Gehl Kenneth P. Hahn Michael J. Mulcahy

All directors have the same business address:

143 Water Street West Bend, WI 53095

ARTICLE 9

        These Articles of Incorporation may be amended pursuant to By-Laws of this corporation and as authorized by law at the time of amendment.

ARTICLE 10

        The name and address of the sole incorporator of this corporation is Michael J. Mulcahy, 143 Water Street, West Bend, WI 53095.

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